Hooper Holmes
2012 Third Quarter Financial Results
November 16, 2012

Operator: Good day ladies and gentlemen. Thank you for standing by. Welcome to the Hooper Holmes 2012 Third Quarter Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection.

I would now like to turn the conference over to Andrew Berger. Please go ahead, sir.

Andrew Berger: Thanks, Damien. On behalf of the management of Hooper Holmes we are extremely pleased that you've taken the time to participate in our conference call, and thank you for joining us to discuss the Company's 2012 third quarter financial results and business outlook.

Before I introduce Management, I would like to remind everyone that certain statements made during the course of this call, especially those that state Management's intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements. It is important to remember that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's Annual Report on Form 10-K, copies of which may be obtained by contacting either the Company or the SEC.

By now you should have received a copy of the news release which was issued this morning before the market opened. If you have not received a copy please call me, Andrew Berger, at 216-464-6400 and I will send a copy to you.

Participating on the call today are Ransom Parker, Hooper Holmes's President and Chief Executive Officer, and Michael Shea, Senior Vice President, Chief Financial Officer and Treasurer.

At this time, I'll turn the call over to Ransom Parker. Ransom?

Ransom Parker: Thanks, Andy, and good morning everyone. Before we get started, I want to comment on our employees' response to Hurricane Sandy. As you know, we have two facilities, one in Basking Ridge, New Jersey, and one in Allentown, Pennsylvania, which were in the direct path of this storm. Our largest challenges were caused by extensive and protracted power outages that affected both our facilities and our employees' homes. With the outages, we implemented our disaster recovery plan and powered our facilities by back-up generators for a protracted period of time. Our operations continued uninterrupted. As you would expect, agents and applicants in the Northeast were also impacted by the storm. A number of exams were postponed for what are fairly obvious reasons. The vast majority of those exams have been rescheduled and in many cases have already been completed.

Our disaster recovery plan worked as designed. What you don't see underneath the, quote, plan is the dedication and effort of our management team and staff, in many cases, 24 hours a day, and in many cases, when they were faced with extreme personal hardship, to assure that the plan worked as designed.

I want to personally thank all of our employees for their commitment and efforts during this trying period.

The financial results announced this morning were, in a word, disappointing. They reflect the June 30 conversion to our new service delivery model and further decline in Portamedic revenue. In spite of these less than desired results, our new delivery model is achieving the improved service and quality we expected. Thanks to the new delivery model and technology investments, we've won new long-term business which we estimate has the potential to produce approximately $10 million of new revenue for Portamedic in 2013. These new business deals, which I'll describe shortly, are reminders of why we made the decision and needed to transform the business in the first place.

While the life insurance market changed rapidly during the period 2006 through 2011, Hooper Holmes was slow to react. We had a five-year history of underinvestment in information technology, virtually no investment in our health professional network, a brick and mortar footprint that was too big and too costly for our business to support, inconsistent quality in customer service and, ultimately, a loss of business to our competitors. We had three options. Number one, do nothing. Number two, make marginal repairs, or number three, systematically transform the business. We chose to fundamentally transform the business. We believe this to be in the best interests of our customers and our shareholders, although we knew this approach would take longer to complete and have higher upfront costs than the first two choices.

The result of that decision is a business that we believe is better sized, better organized and better equipped to develop and deliver new types of offerings that can attract additional business from our customers in the life insurance market.

Transforming Portamedic continues to take time and resources but we are confident in the direction of the business. Overall, the benefits of the new Portamedic service delivery model have not yet generated the increased revenues and improved results that we expected, and the revenue decline has produced near-term losses.

That said, we've reduced losses in the third quarter by approximately $2 million compared to the second quarter of 2012, while at the same time experiencing a 5% sequential revenue decline. We believe this validates our expectations of cost reductions associated with the new delivery model which, on an annual basis, should approximate $8 million in cost reductions.

The third quarter of 2012 was sequentially strong for Hooper Holmes Health and Wellness. Screenings increased by approximately 33% from the second quarter of '12, as we screened approximately 100,000 participants in 3400 events across the country.

Our primary customers are wellness and disease management companies and our results reflect their customers' successes. One of our customers lost a large account and others rescheduled screenings to Q4 and into '13 which lowered our screening volume in the third quarter. As a result, revenues were down 8% year-over-year. Health and Wellness will return to double-digit growth in the third quarter and for the full year of 2012.

I'll come back and review our strategy following Mike's review of the numbers. Mike?

Michael Shea: Thank you, Randy, and good morning everyone. For the third quarter of 2012, our consolidated revenues decreased 12% to $33.7 million compared to $38.2 million in the third quarter of 2011. Our net loss for the third quarter was $2.2 million or $0.03 per share compared to net loss of $1.3 million or $0.02 per share in 2011.

As for revenues in the third quarter, our Portamedic revenues decreased approximately 13% to $21.5 million. This revenue decline was a result of a reduction in paramedical exams of approximately 12% in comparison to the prior year, partially attributable to our June 30th conversion to a new service delivery model. Revenue per exam remained essentially flat compared to the prior year.

Revenues for our Health & Wellness business were down 8% in comparison to the prior year, to $5.3 million, primarily due to the postponement of screening events by several customers from the third quarter to the fourth quarter of 2012.

Heritage Labs revenues totaled $2.6 million in the third quarter, a decrease of approximately 5% from the prior year, primarily attributable to a decrease in revenue from our lab testing services, while our Hooper Holmes Services revenues of $4.3 million declined 13% in comparison to the prior year, primarily due to reduced demand for our medical record collection services.

Our consolidated gross margin for the third quarter of 2012 was 21.1% which is down in comparison to the prior year but an improvement from our previous quarter. SG&A expense totaled $9.2 million in the third quarter, a decrease of approximately $1.8 million or 16% from the prior year and our previous quarter. Reduction in cost of operations and SG&A expense in the third quarter are primarily the result of a lower cost structure pertaining to our new Portamedic delivery model.

Regarding the balance sheet, working capital at September 30th was $17.9 million including $8.2 million of cash and cash equivalents and no debt outstanding. Accounts receivable totaled $18.5 million with day sales outstanding of 49 days. As for cash flows, cash used in operations approximated $1.9 million in the third quarter of 2012, primarily due to our operating loss and an increase in receivables which we historically see in the third quarter.

Lastly, capital expenditures totaled $1.3 million in the third quarter.

And with that, I will turn the call back to Randy.

Ransom Parker: Thanks, Mike. The management team shares our investors' and employees' frustrations with the length of the Company's turnaround and its impact on financial results in the near-term. Nonetheless, we continue to believe we're building a transformed company able to generate long-term shareholder value.

A year ago, we had over 100 brick and mortar administrative offices serving the life insurance industry. Today, we have 60 integrated automated customer service centers. Under our new strategy, we've been able to reduce our staff from 1700 to about 1500. As previously stated, the Company had an outdated infrastructure. We invested millions of dollars to upgrade Hooper Holmes to aggressively compete in a dynamic competitive and technology-oriented market.

These actions have reduced operating expenses by approximately $8 million on an annualized basis. We believe these expenses we have completed should improve the likelihood of a positive outcome. The new delivery model and these cost reductions do have operational impact and risks which we're working to minimize.

We began laying the foundation for our transformation in January of 2011. Over the following 15 months, we invested $5 million in new software systems and technology. We completed the rollout of our automated health information collection system iParamed to all 50 states. iParamed eliminates paper forms and faxes and transmits data into our customers' systems. Second, we developed PartnerLink, a new case management system for Portamedic which was deployed four months ago. It replaced slow manual operations with automated order processing and quality control. Third, we built ePortamedic.com, a new website that makes it easier to order our services online and to check status with smartphones. Fourth, we developed a modern inventory system to cut inventories and reduce the cost of shipping kits and supplies. These systems, plus hiring new talent to design more customer-focused solutions and to better recruit and mentor local health professionals, have given us new capabilities. All this work culminated in the new delivery model conversion on June 30th of this year.

As mentioned, we've recently negotiated new agreements with new customers or for new service offerings that have the potential to provide about $10 million in new profitable Portamedic revenue in 2013. A top 20 life insurance carrier has given us exclusive responsibility for paramedical and lab services for an important new industry-new insurance product. A top five industry leader has added Portamedic to serve their direct marketing center. We're strengthening our network of local independent paramedical groups who offer Portamedic services. And three major life insurance carriers will now be exclusively on our iParamed e-exam platform as of January 1st, 2013.

These new agreements will generate welcome new Portamedic revenues but we must stay focused on fixing systemic problems that still affect the business. We must continue to build a more accountable, responsible customer service culture. It starts with the right service mindset: the idea that we're in business to get up a little earlier, answer the phone a little faster and do a better job than anyone else in meeting customer needs. Today, we have many people who know how to do that but we need more, and we need to do a better job celebrating and learning from our winners, the people who are already doing it successfully.

We believe our financial results have now bottomed out. From a seasonal and historical standpoint, the third quarter is the softest for revenue and profitability. We expect to see improvement in the fourth quarter 2012 but we do not now expect to achieve our profitability goal for that quarter, given that we are still ironing out some of the bumps we encountered in implementing our new delivery model and technology improvement, and that the new business agreements we've secured will not have taken full effect. There will be near-term volatility as we work to stabilize our new delivery model. We'll work through these issues in the next quarter or two, and Hooper Holmes will be transformed into a market-leading company.

Hooper Holmes Health & Wellness marked important milestones in the third quarter of 2012. We realized the first revenues from our work as biological sample collection lead for a landmark government tobacco study which we announced in October of 2011. We expect to realize over $9 million in revenue over the five-year life of the contract. Our focus on winning new government contracts also achieved results in September as our team became one of several to win a National Institutes of Health government-wide acquisition contract. We now have the opportunity to provide solutions and services to government customers in the areas of biomedical information collection, workforce management, program management and other areas of government healthcare for the next 10 years. In September, we began our first screenings for a new large wellness sponsor and delivered participant satisfaction of 99.5%. We added more trained and certified health professionals to our wellness roster, and we introduced important new operations improvements to ensure efficient and effective scheduling, staffing and execution of screening events. Looking ahead, we see robust continued demand for our wellness services and expect to deliver double-digit growth in 2013.

Modernizing operations and reducing our Portamedic footprint were necessary. Both required a significant amount of capital. However, the bulk of the capital for our strategy has now been deployed. Looking ahead and through 2013, we are taking a very conservative view in terms of capital expenses. With the right strategy now in place, our primary focus is to produce return on the investments we've already made. As Mike noted, we finished the quarter with $8.2 million in cash and cash equivalents; we are in discussions with our current bank regarding our credit facility and we are also exploring other financial institutions and alternatives.

In the past, investors have asked about a Plan B. We understand the importance of a Plan B and we acknowledge the need for a Plan B. The Board and the management team will of course fulfill our fiduciary responsibility to all stakeholders which include all options to protect and maximize shareholder value. We're unable to discuss, however, at this time, any specific options publicly for legal, competitive and business reasons.

At the beginning of the year we thought we would move fast enough to be in a better position by the end of 2012. Transforming the Company's infrastructure has taken longer than we expected. While the life insurance industry is slowly improving, we've not yet seen the impact of our operational improvements on our financial performance. While we see an improvement in the fourth quarter, we're not expecting to achieve our plans for profitability in the fourth quarter of 2012.

We are still in the process of building our budget and operating plans for 2013. Based on the new, recently signed Portamedic contracts, several additional contracts we are concluding and continued growth in Health & Wellness, I believe we can finally achieve our goal of profitability in 2013. We're making systemic changes to Hooper Holmes. The results of these changes have not been seen on the quarter-to-quarter basis but will be seen for many years to come.

Hooper Holmes is well positioned for significant long-term opportunities. Healthcare is changing rapidly and our assets as well as the investments we've made position us to capitalize on these trends. The biometric screening services we provide are in demand. About half of all employers use screenings today. Our health professional network is an important asset and our national capabilities for engagement counseling and on-site coaching are hard to duplicate.

As I have done in previous calls, I would like to once again thank our management team and employees for their work, persistence and commitment in transforming our business.

It would have been easier to make marginal repairs but that would not have been in the best long-term interest of our shareholders, customers and employees. We're working hard to build a profitable business that will achieve sustained shareholder value.

Now, let's take your questions.

Operator: Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, press the star, followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Nick Halen with Sidoti & Company. Please go ahead.

Nick Halen: Good morning guys.

Ransom Parker: Good morning, Nick.

Nick Halen: The first question I had was, so can you kind of give us a sense of how much revenue will actually be pushed into Q4 as a result of Hurricane Sandy and I guess some of the postponement of some of the screenings in the Health & Wellness business?

Ransom Parker: Yes, Nick. It's hard to calculate the number and the reason for that is a good number of the screenings that were postponed, as I said before, have been rescheduled and a good percentage have been completed. What we don't have a handle on is not our inability to catch up or our partners' inability to catch up, but how many of those applicants, you know, effectively lost the buying moment, okay? Because in a lot of cases, at least locally, those who may have been interested in a life insurance policy before the storm, for obvious reasons, have other priorities at this point. So I don't think it's going to be a substantial contributor but we're pretty confident that we're going to recover most of it. And I think the fact is that we don't-as you know, we don't directly control the contact with the applicant. That goes through our-not the applicant-with the screening candidate, that goes through our sponsor, so it's a little bit difficult to tell, but it's not going to have a-I don't think it's going to have a major, major impact.

Michael Shea: I'm sorry…

Nick Halen: Okay, I-I'm sorry. Go ahead.

Michael Shea: In both cases, Nick, for both Portamedic and Health & Wellness, I just want to point out we are expecting sequential increases in revenue in the fourth quarter in both of those units.

Nick Halen: Got you. Okay, great. Thanks for that.

Ransom Parker: My comment, if it wasn't clear, really applied both to Portamedic and to Health & Wellness.

Nick Halen: Mm-hmm. Okay. And now the contracts you mentioned, I think you said about $10 million in revenue for '13.

Ransom Parker: Correct.

Nick Halen: Can you give us a number on how many customers you actually did add? Is there-is it a few customers?

Ransom Parker: Yes, of that new-of that new customer set, there were four.

Nick Halen: Okay, four new customers.

Ransom Parker: Four new-four new name customers.

Nick Halen: Okay. And now you mentioned being in talks with the banks and possibly revisiting the capital markets, so I was wondering if maybe you can give us a sense of, I guess, amount of capital you guys may be looking to raise, as well as timing?

Michael Shea: We're pretty much looking just for a replacement to our current debt facility, Nick. So as you know, that runs in the $15 million range. We're not looking for anything at this time above those levels and really just certainly speaking with our current institution but also exploring other institutions and options out there, just to have that line available should we need it.

Nick Halen: Okay. And just lastly from me, you know, I know there's still probably some costs you guys can still cut out of the business, but I mean you guys have done a good job of cutting that down in the past few years. But I'm trying to get a sense of what type of run rate you guys think in terms of revenue where you need to get to be profitable as a business.

Michael Shea: Probably back to that $40 million level per quarter is what we're looking at, at this point. We can probably lower that level, depending on some cost reduction programs that we've implemented. We are, as you mentioned, fine tuning that during the fourth quarter. We will have a small amount of restructuring in the fourth quarter as we continue to refine our Portamedic delivery model and lower costs as a result.

Nick Halen: Okay, great. Thanks, guys.

Ransom Parker: Thanks, Nick.

Operator: Our next question comes from the line of Gregg Abella with Investment Partners Active Management. Please go ahead.

Gregg Abella: Good morning, gentlemen.

Michael Shea: Good morning.

Ransom Parker: Good morning, Gregg.

Gregg Abella: You know, what I'm going to say will probably surprise you but I actually think that you're doing everything that's within your control, I believe you're trying to accomplish, and as I mentioned I think in the last couple of conference calls and at the Annual Meeting, I get the sense that the management team and the Board understand their duties and responsibilities to shareholders here.

Ransom Parker: Correct.

Gregg Abella: What I'm hearing on this call that I'm concerned about is that if you're going to raise capital here at $0.50 in a dilutive offering for $15 million, that doesn't, I think, serve the shareholders' interests and I would hope that that isn't on the table. Can you comment on that?

Ransom Parker: Yes. I think as Mike pointed out, our current initiative is to replace the current credit facility.

Michael Shea: It's only because that expires in March of 2013.

Ransom Parker: Which expires in March of '13. I'm sorry.

Michael Shea: I think that's important to note. This is more general business, Gregg. We need to replace that line. We have $8 million in cash on the balance sheet as we ended the third quarter so let me preface it with that, that we are looking-the primary objective here is replacement to our current credit facility.

Gregg Abella: Okay. I appreciate that. And I guess secondarily here, have you, as you're doing your budget for next year, taken into account the macro effect of what could potentially happen if we pass the fiscal cliff and what that would result in, in terms of lower revenue, lower demand for life insurance generally?

Ransom Parker: We're factoring all of-as many of those factors as we can get our brains around, we're factoring. We just-just so you're aware, we are not going to be overly aggressive with our revenue expectations for 2013. We're going to be very, very realistic and, if nothing else, we've learned that the predictability of revenue, partly having to do with the markets that we serve, but more importantly having to do with the time that it's taken us to transform the business is taking us in a direction of being very conservative with regard to our revenue forecasting. So…

Gregg Abella: Okay, so can you-do you have a sense of when you'll at least be EBITDA positive?

Ransom Parker: Right now we're saying it could be in 2013, at this point, the second half of 2013. Based as far as we are in our budget and operating plans, Gregg, that's the most precise we can be at this point. Certainly, we'd be much more specific on our year end conference call.

Gregg Abella: Okay. So, I guess then, just sort of to be consistent with what I've said in the past, you know, that being the case and the risk of shareholders of independence and the cost of remaining a publicly traded company, I would hope that your Board and, you know, I'll probably follow up with a letter to them just to reiterate the fact that I think that as you're weighing alternatives, you know, the Plan B that was previously mentioned by me, really needs to be heavily considered.

Ransom Parker: It's-understand.

Gregg Abella: Okay?

Ransom Parker: Yes, sir.

Gregg Abella: But thank you. Thanks, guys.

Ransom Parker: Thank you.

Michael Shea: Thank you.

Operator: Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.

Management, I show there are no further questions at this time. Please continue with any closing remarks.

Ransom Parker: Yes, once again, I'd like to thank our management team and employees for their work, persistence and commitment to transforming the business. As I said before, it would have been easier to make marginal repairs but we don't believe that would have been in the best long-term interests of our shareholders, customers and employees. We're working hard to build a profitable business that will achieve sustained shareholder value and we look forward to updating you on our progress on the next call in March. Thank you.

Operator: Ladies and gentlemen, this concludes the Hooper Holmes 2012 Third Quarter Financial Results Conference Call. Thank you for your participation. You may now disconnect.